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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

WYNNEFIELD CAPITAL MANAGEMENT, LLC

WYNNEFIELD CAPITAL, INC.

CHANNEL PARTNERSHIP II, L.P.

WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN

NELSON OBUS

JOSHUA H. LANDES

JON C. BIRO

MELVIN L. KEATING

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

CONTACT:

Kekst and Company

Eric Berman 212-521-4894
Donald Cutler 212-521-4840

ISS PROXY ADVISORY SERVICES RECOMMENDS STOCKHOLDERS VOTE FOR WYNNEFIELD’S NOMINEES

-- ISS and PROXY Governance Recommend Stockholders Vote on Wynnefield GOLD Card in Contest for Crown Crafts Board --

NEW YORK, NY, August 4, 2010 — The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), today announced that leading independent proxy voting and corporate governance advisory firms ISS Proxy Advisory Services and PROXY Governance, Inc. have recommended that Crown Crafts stockholders vote Wynnefield’s GOLD proxy card in connection with the Company’s August 10, 2010 Annual Meeting of Stockholders.

ISS recommended that Crown Crafts stockholders vote on Wynnefield’s GOLD proxy card for both Wynnefield nominees – Jon C. Biro and Melvin L. Keating. ISS noted that “both dissident nominees are seasoned executives that have a high degree of finance acumen and multiple public board experience” (emphasis added).

In determining that change is warranted at Crown Crafts, ISS wrote of the management-endorsed Board majority that, “We have also noted a history of problematic compensation and governance practices which seem poorly aligned with the long-term interests of shareholders” (emphasis added).

In its recommendation for Wynnefield’s nominees, ISS pointed to several factors, including:

•

Lavish Employment and Severance Agreements. ISS criticized the Company’s employment agreements and golden parachutes, stating that, “The provisions associated with these executives’ change in control agreements are misaligned with maximizing shareholder return and best corporate governance practices. It appears that these provisions seem to accentuate the control that Mr. Chestnut has over the company.”

•	Crown Crafts’ Valuation Lags Peers. ISS wrote that, “CRWS trades at a material discount to its peers and the discount has widened in the last year.”

•

Lackluster Financial Performance. The analysis concluded that from 2006 to 2010 “... it appears that organic revenues have declined from $72.6 million to $69.8 million (a negative 1.0 percent compounded annual growth rate). This supports Wynnefield’s argument that CRWS management has failed to grow the organic business.”

“The anemic revenue growth of the total company, even with [the recent] acquisitions, also supports the dissident’s contention that the organic business has been stagnant at best.”

•

Questionable Corporate Governance Motivations. Of the Board’s recent announcements regarding its “poison pill”, ISS wrote, “In part in response to the dissident’s concerns about the company’s governance provisions, the board determined this week to terminate as of July 31, 2010, the shareholders rights plan (“poison pill”)... While we commend the board for taking this action, the time and reactive nature of the board’s action calls into question the board’s motivations.”

ISS concluded its analysis by noting that “it appears dissident activism may have been largely responsible for triggering the strategic review process as well as the announcements about the dissolution of the longstanding poison pill, the focus on growing international revenues and management’s intentions to broaden awareness of the company by actively engage (sic) in investor/industry conferences” and further said that the “CRWS board may benefit from the addition of experienced directors having specific strategic, governance and transaction related expertise to face growth and business challenges going forward.”

Of Wynnefield’s nominees, ISS wrote that, “Mr. Biro has demonstrated a sense of urgency addressing shareholder unfriendly corporate governance issues,” highlighting that “within the first years while serving as director and interim CEO at ICO, Mr. Biro was part of a management team that successfully accelerated...the expiration of the poison pill.” It also notes that Mr. Keating “has experience serving on and leading committees including: audit (chair) and strategic alternative review committee at Infologix and the audit and operations committee at White Electronic Designs Corp.”

In its report recommending that stockholders vote on Wynnefield’s GOLD card, PROXY Governance pointed to the “inward-looking board culture, which, together with the formal governance structure, handicaps its ability to take full-stock of the strategic challenges” (emphasis added). The report goes on to state that, “To this end, we favor further changes to the board and the creation of a standing Strategic Review Committee which is empowered to retain an independent consultant” (emphasis added).

The firm adds that it has doubts “over the board’s ability to objectively review [the Company’s] challenges and strategic options” (emphasis added) and is “concerned about [Crown Crafts’] ability to drive long-term value.” PROXY Governance states that, “... as a percentage of pre-tax income, [Crown Crafts’ executive severance] payouts are excessive. Further, we disagree as a matter of principle with the gross-up provisions that are provided under the agreements” (emphasis added).*

These independent reports validate Wynnefield’s critique of Crown Crafts’ business performance, lack of a strategic plan and sub-standard corporate governance.

VOTE THE GOLD PROXY CARD FOR STOCKHOLDER VALUE

For additional information, Crown Crafts stockholders should contact Wynnefield’s proxy solicitor Okapi Partners at (877) 285-5990 (Toll-Free) or (212) 297-0720 (Call Collect).

*Permission to use quotations was neither sought nor obtained.

ABOUT THE WYNNEFIELD GROUP

The Wynnefield Group is Crown Crafts’ largest stockholder, holding approximately 17% of the Company’s outstanding common stock. Established in 1992, the Wynnefield Group includes several affiliates of Wynnefield Capital, Inc., a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

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